POWER OF ATTORNEY
                              TO FILE FORM 4

	Due to the undersigned's unavailability to personally execute and file a certain Form 4 for a reporting event relating to the undersigned, which was dated January 8, 2007, the undersigned authorized and designed Jane Murray to execute and file such Form 4 on behalf of the undersigned.  By signing below, the undersigned hereby confirms such authorization and designation.
	The authority granted pursuant to this Power of Attorney shall be limited to the filing of the Form 4 described herein.  The undersigned acknowledges that
Jane Murray, by executing and filing such Form 4 on the undersigned's behalf, is not assuming any of the undersigned's responsibilities to comply with the
Exchange Act, the Securities Act, or the rules and regulations thereunder.

Date: January 17, 2007
						/s/ John Rohfritch